Exhibit 99.1

IMMEDIATE RELEASE
Contact:
Joyce Allaire
Managing Director, LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

aTyr Pharma Announces Third Quarter 2019 Results and Provides Corporate Update

Interim safety results from Phase 1b/2a proof-of-concept trial of ATYR1923 in pulmonary sarcoidosis patients due in December 2019

Company to host conference call and webcast today, November 14, at 5:00pm EDT

SAN DIEGO – November 14, 2019 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel immunological pathways, today announced third quarter 2019 results and provided a corporate update.

“During the third quarter, our focus remained on our Phase 1b/2a clinical study of ATYR1923 in patients with pulmonary sarcoidosis and we are on track to report an initial interim data analysis focusing on safety data in December,” said Dr. Sanjay Shukla, President and Chief Executive Officer of aTyr. “In addition, we continue to expand our efforts to understand the role of Neuropilin-2, or NRP2, in various disease states, such as our collaboration with Dr. Bielenberg.”

Third Quarter 2019 and Subsequent Period Highlights

•	Continued to advance its ongoing Phase 1b/2a clinical trial of ATYR1923 in patients with pulmonary sarcoidosis, with interim safety data expected by year-end.
•

Announced a research collaboration with Dr. Diane Bielenberg, an expert in NRP2 biology, and Boston Children’s Hospital to examine the therapeutic efficacy of anti-NRP2 antibodies in potential new roles and indications. Dr. Bielenberg’s research will initially explore conditions characterized by inappropriate smooth muscle contractility, such as urinary incontinence and gastrointestinal tract motility disorders, where current treatments often have limited efficacy and serious side effects.

•

Supported both the World Association for Sarcoidosis and Other Granulomatous Disorders (WASOG) and the Japan Society of Sarcoidosis and other Granulomatous Disorders (JSSOG) as a key sponsor of the Joint Conference of WASOG’s International Conference on Sarcoidosis and Interstitial Lung Diseases 2019 and The 39th Annual Meeting of JSSOG held in Yokohama, Japan in October.

•	Continued to strengthen intellectual property portfolio with patent applications filed covering our lead monoclonal NRP2 antibodies.
•	Announced that leading immunology researcher Dr. David Briscoe joined the company as scientific advisor.

Third Quarter 2019 Financial Results and Cash Position

Net loss for the three and nine months ended September 30, 2019 was $5.6 million and $17.6 million, or $1.47 per share and $5.55 per share, respectively, compared to $7.1 million and $28.2 million, or $3.33 per share and $13.22 per share, for the same periods in 2018, respectively. Net loss for the three and nine months ended September 30, 2019 reflects cost savings associated with the program prioritization and corporate restructuring announced in May 2018. Historical and current period net loss per share values have been adjusted to reflect the Company’s June 2019 reverse stock split.

As of September 30, 2019, aTyr had $38.1 million in cash, cash equivalents and investments.

For the nine months ended September 30, 2019, cash burn, net of debt and equity, was $14.8 million. For the year ending 2019, aTyr is maintaining its prior guidance that total cash burn will be at the lower end of the company’s previously guided range of $23 million to $25 million, net of debt and equity.

Conference Call and Webcast Details

aTyr Pharma will host a conference call and webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time to discuss its financial results and provide a corporate update. Interested parties may access the call by dialing toll-free (877) 407-9716 from the US, or (201) 493-6779 internationally and using conference ID 13696595. Links to a live audio webcast and replay may be accessed on the aTyr website events page at: http://investors.atyrpharma.com/events-and-webcasts. An audio replay will be available for at least 90 days following the event.

About ATYR1923

aTyr is developing ATYR1923 as a potential therapeutic for patients with interstitial lung diseases. ATYR1923, a fusion protein comprised of the immuno-modulatory domain of histidyl tRNA synthetase fused to the FC region of a human antibody, is a selective modulator of Neuropilin-2 that downregulates the innate and adaptive immune response in inflammatory disease states. aTyr is currently enrolling a proof-of-concept Phase 1b/2a trial evaluating ATYR1923 in patients with pulmonary sarcoidosis. This Phase 1b/2a study is a multi-ascending dose, placebo-controlled, first-in-patient study of ATYR1923 that has been designed to evaluate the safety, tolerability, steroid sparing effect, immunogenicity and pharmacokinetics profile of multiple doses of ATYR1923.

About Neuropilin-2 (NRP2)

NRP2 is a pleiotropic cell surface receptor that plays a key role in lymphatic development and in regulating inflammatory responses. In many forms of cancer, high NRP2 expression is associated with worse outcomes. NRP2 can interact with multiple ligands and coreceptors to influence their functional roles. aTyr is actively investigating NRP2 receptor biology, both internally and in collaboration with key academic thought leaders, to identify new product candidates for a variety of disease settings, including cancer, inflammation, and lymphangiogenesis.

About aTyr

aTyr is a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel immunological pathways. aTyr’s research and development efforts are concentrated on a newly discovered area of biology, the extracellular functionality of tRNA synthetases. aTyr has built a global intellectual property estate directed to a potential pipeline of protein compositions derived from 20 tRNA synthetase genes.  aTyr is focused on the therapeutic translation of the Resokine pathway, comprised of extracellular proteins derived from the histidyl tRNA synthetase gene family. ATYR1923 is a clinical-stage product candidate which binds to the neuropilin-2 receptor and is designed to down-regulate immune engagement in interstitial lung diseases and other immune-mediated diseases. For more information, please visit http://www.atyrpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act. Forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding our projected cash expenditures; the potential therapeutic benefits and applications of our product candidates; our ability to successfully advance our product candidates, undertake certain development activities (such as the initiation of clinical trials, clinical trial enrollment, the conduct of clinical trials and the announcement of top-line results) and accomplish certain development goals, and the timing of such events; and the scope and strength of our intellectual property portfolio. These forward-looking statements also reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects, as reflected in or suggested by these forward-looking statements, are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. Furthermore, actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the discovery, development and regulation of our product candidates, the risk that we may cease or delay preclinical or clinical development activities for any of our existing or future product candidates for a variety of reasons (including difficulties or delays in patient enrollment in planned clinical trials), the possibility of unexpected expenses or other demands on our cash resources, and the risk that we may not be able to raise the additional funding required for our business and product development plans, as well as those risks set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other SEC filings.  Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ATYR PHARMA INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)
Revenues:
Collaboration revenue	$184	$—	$278	$—
Total revenues	184	—	278	—
Operating expenses:
Research and development	$3,799	$4,202	$10,458	$16,836
General and administrative	1,883	2,475	6,836	10,021
Total operating expenses	5,682	6,677	17,294	26,857
Loss from operations	(5,498)	(6,677)	(17,016)	(26,857)
Other income (expense), net	(147)	(437)	(614)	(1,336)
Net loss	$(5,645)	$(7,114)	$(17,630)	$(28,193)
Net loss per share attributable to common stock holders, basic and diluted	$(1.47)	$(3.33)	$(5.55)	$(13.22)
Weighted average common stock shares outstanding, basic and diluted	3,846,249	2,134,909	3,175,177	2,133,055

ATYR PHARMA INC.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)
Cash, cash equivalents and available-for-sale investments	$38,064	$49,545
Other assets	1,301	1,348
Property and equipment, net	1,386	1,853
Right-of-use assets	2,994	—
Total assets	$43,745	$52,746

Accounts payable, accrued expenses and other liabilities	$3,255	$3,066
Current portion of operating lease liability	729	—
Long-term operating lease liability, net of current portion	2,439	—
Current portion of long-term loans, net of debt issuance costs and discount	7,844	7,767
Term loans, net of current portion and debt issuance costs and discount	2,742	8,263
Stockholders’ equity	26,736	33,650
Total liabilities and stockholders’ equity	$43,745	$52,746